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                                  EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                           Three Months Ended March 31,
                                               1997             1996
                                           ----------        ----------

Primary

Weighted average Premier common shares
  outstanding during the year               4,249,401         4,245,339

Common shares issuable in connection
  with assumed exercise of options under
  the treasury stock method                    80,908            51,280
                                           ----------        ----------
Total                                       4,330,309         4,296,619
                                           ==========        ==========

Net income                                 $1,151,265        $  763,378
                                           ==========        ==========

Per share earnings                         $     0.27        $     0.18
                                           ==========        ==========